Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark A. Carano
Senior Vice President,
Chief Financial Officer and Treasurer
Insteel Industries Inc.
(336) 786-2141

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2022 RESULTS

MOUNT AIRY, N.C., July 21, 2022 – Insteel Industries Inc. (NYSE: IIIN) today announced financial results for its third quarter ended July 2, 2022.

Third Quarter 2022 Results

For the third quarter of fiscal 2022, Insteel reported net earnings of $38.6 million, or $1.96 per diluted share, up from $18.4 million, or $0.94 per diluted share, for the same period a year ago. The Company’s results were favorably impacted by strong demand for its reinforcing products and incremental price increases to recover the escalation in raw material and operating costs.

Net sales increased to $227.2 million from $160.7 million for the prior year quarter driven by a 53.9% increase in average selling prices partially offset by an 8.2% decrease in shipments. The average selling price increase was the result of price increases implemented across all product lines to recover rapidly escalating costs. The unfavorable shipment volume comparison was driven by lower activity in the Company’s standard welded wire reinforcement product line together with curtailed operating hours at certain facilities related to staffing challenges. On a sequential basis, average selling prices increased 6.3% while shipments were unchanged compared to the second quarter of fiscal 2022.

Gross profit increased to $58.1 million from $31.5 million in the prior year quarter and gross margin widened 600 basis points to 25.6% from 19.6% in the prior year quarter due to higher spreads between selling prices and raw material costs. Insteel’s net earnings for the current year quarter reflect a $1.0 million decrease in the cash surrender value of life insurance policies, which increased selling, general and administrative (“SG&A”) expense and decreased net earnings per share by $0.04. In the prior year the impact of this item increased net earnings by $0.01 per share.

Operating activities used $5.0 million of cash compared with providing $36.2 million for the prior year quarter due to an increase in net working capital, which used $45.5 million of cash in the current year quarter to fund an increase in inventories. In the prior year quarter, net working capital provided $13.2 million.

Nine Month 2022 Results

Net earnings for the first nine months of fiscal 2022 were $100.7 million, or $5.13 per diluted share, compared to $41.5 million, or $2.13 per diluted share, for the same period a year ago. Net sales increased to $618.8 million from $419.3 million for the prior year period driven by a 62.2% increase in average selling prices partially offset by a 9.1% decrease in shipments. Gross profit increased to $157.5 million from $81.6 million in the same period a year ago and gross margin widened 600 basis points to 25.5% from 19.5% due to higher spreads.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Insteel’s net earnings for the current year period reflect a $1.4 million decrease in the cash surrender value of life insurance policies, which increased SG&A expense and decreased net earnings per share by $0.06. In the prior year period, the impact of this item increased net earnings by $0.06 per share.

Operating activities provided $15.1 million of cash compared with $65.5 million in the prior year period due to an increase in net working capital, which used $99.5 million of cash in the current year period to fund an increase in inventories. In the prior year period, net working capital provided $11.9 million.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2022 decreased to $12.3 million from $13.7 million for the prior year period and are now expected to total up to $20 million in 2022, due to extended delivery horizons for certain capital equipment the Company plans to deploy. Capital outlays for the year are focused on supporting the growth of the engineered structural mesh business, cost and productivity improvement initiatives, and recurring maintenance needs.

Insteel ended the quarter debt-free with $63.0 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We expect our historically strong financial performance to continue for the fiscal fourth quarter,” commented H.O. Woltz III, Insteel’s President and CEO. “Our markets remain robust and economic indicators for non-residential construction activity along with internal customer and market insights point to continued momentum through the balance of the calendar year.”

Woltz continued, “While deliveries of offshore steel wire rod alleviated the raw material shortfalls that constrained production and shipping volumes during the first half of the year, we are increasingly contending with unusually tight labor markets that have prevented full capacity operating schedules at certain facilities. We have responded to this challenge with innovative work schedules and higher pay levels which we believe will support the ramp up in production we expect through the end of the calendar year. Longer term, our capital investment plan should reduce our labor intensity and operating costs, together with supporting other strategic and commercial objectives.”

“As mentioned earlier in the release, during Q3 we began to experience softening conditions in the market for standard welded wire reinforcement which is our most commodity like product line and is the Company’s only product line that is sold through distribution channels rather than directly to end users. Demand for standard welded wire reinforcement is also driven by new home construction to a greater degree than the Company’s other products. During Q3 we believe slowing new home construction together with distribution channels that had recovered from supply shortfalls caused customers to more tightly manage inventories thereby unfavorably affecting our production and shipments. Significantly, we have not detected similar trends in our other markets where backlogs remain extended, and customer optimism is nearly unprecedented.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay until the next quarterly conference call.

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About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions, or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 2, 2021.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for Engineered Structural Mesh (“ESM”) and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 2, 2021 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2022	2021	2022	2021

Net sales	$227,173	$160,739	$618,841	$419,343
Cost of sales	169,091	129,189	461,326	337,714
Gross profit	58,082	31,550	157,515	81,629
Selling, general and administrative expense	8,235	6,184	27,718	25,067
Restructuring charges (recoveries), net	-	1,598	(318)	2,800
Other expense (income), net	1	35	(15)	123
Interest expense	23	24	68	73
Interest income	(86)	(5)	(110)	(15)
Earnings before income taxes	49,909	23,714	130,172	53,581
Income taxes	11,350	5,319	29,467	12,123
Net earnings	$38,559	$18,395	$100,705	$41,458

Net earnings per share:
Basic	$1.97	$0.95	$5.16	$2.14
Diluted	1.96	0.94	5.13	2.13

Weighted average shares outstanding:
Basic	19,537	19,352	19,503	19,330
Diluted	19,657	19,573	19,629	19,508

Cash dividends declared per share	$0.03	$0.03	$2.09	$1.59

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)				(Unaudited)
	July 2,	April 2,	January 1,	October 2,	July 3,
	2022	2022	2022	2021	2021
Assets
Current assets:
Cash and cash equivalents	$63,045	$69,725	$63,020	$89,884	$89,827
Accounts receivable, net	81,175	80,690	73,562	67,917	59,349
Inventories	192,447	127,049	81,558	79,049	71,158
Other current assets	6,998	5,340	8,664	10,056	7,479
Total current assets	343,665	282,804	226,804	246,906	227,813
Property, plant and equipment, net	108,265	107,159	103,442	105,624	105,729
Intangibles, net	7,051	7,256	7,460	7,668	7,882
Goodwill	9,745	9,745	9,745	9,745	9,745
Other assets	12,322	13,594	21,328	20,767	20,762
Total assets	$481,048	$420,558	$368,779	$390,710	$371,931

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$77,159	$58,459	$35,369	$49,443	$60,217
Accrued expenses	17,877	15,357	27,205	19,406	15,412
Total current liabilities	95,036	73,816	62,574	68,849	75,629
Long-term debt	-		-	-	-
Other liabilities	21,088	21,595	20,185	19,823	19,306
Commitments and contingencies
Shareholders' equity:
Common stock	19,506	19,439	19,414	19,408	19,358
Additional paid-in capital	81,349	79,613	78,945	78,688	77,780
Retained earnings	266,511	228,537	190,103	206,384	181,814
Accumulated other comprehensive loss	(2,442)	(2,442)	(2,442)	(2,442)	(1,956)
Total shareholders' equity	364,924	325,147	286,020	302,038	276,996
Total liabilities and shareholders' equity	$481,048	$420,558	$368,779	$390,710	$371,931

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	July, 3	July 2,	July, 3
	2022	2021	2022	2021
Cash Flows From Operating Activities:
Net earnings	$38,559	$18,395	$100,705	$41,458
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,632	3,629	10,977	10,828
Amortization of capitalized financing costs	16	17	49	49
Stock-based compensation expense	293	240	1,395	1,174
Deferred income taxes	(492)	430	624	(36)
Asset impairment charges	-	1,411	-	1,415
(Gain) loss on sale of property, plant and equipment and assets held for sale	13	14	(595)	125
Gain from life insurance proceeds	-	-	(364)	-
Increase in cash surrender value of life insurance policies over premiums paid	-	(367)	-	(1,535)
Net changes in assets and liabilities:
Accounts receivable, net	(485)	(1,226)	(13,258)	(5,532)
Inventories	(65,398)	(2,535)	(113,398)	(2,195)
Accounts payable and accrued expenses	20,392	16,964	27,197	19,642
Other changes	(1,482)	(749)	1,782	69
Total adjustments	(43,511)	17,828	(85,591)	24,004
Net cash provided by (used for) operating activities	(4,952)	36,223	15,114	65,462

Cash Flows From Investing Activities:
Capital expenditures	(3,634)	(4,913)	(12,251)	(13,681)
Decrease (increase) in cash surrender value of life insurance policies	977	(112)	1,012	(309)
Proceeds from sale of assets held for sale	-	60	6,934	79
Proceeds from life insurance claims	-	-	1,456	-
Proceeds from surrender of life insurance policies	4	4	110	27
Net cash used for investing activities	(2,653)	(4,961)	(2,739)	(13,884)

Cash Flows From Financing Activities:
Proceeds from long-term debt	87	96	220	230
Principal payments on long-term debt	(87)	(96)	(220)	(230)
Cash dividends paid	(585)	(581)	(40,578)	(30,712)
Payment of employee tax withholdings related to net share transactions	(94)	(51)	(286)	(161)
Cash received from exercise of stock options	1,604	257	1,650	434
Net cash provided by (used for) financing activities	925	(375)	(39,214)	(30,439)

Net increase (decrease) in cash and cash equivalents	(6,680)	30,887	(26,839)	21,139
Cash and cash equivalents at beginning of period	69,725	58,940	89,884	68,688
Cash and cash equivalents at end of period	$63,045	$89,827	$63,045	$89,827

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$11,945	$5,062	29,998	10,874
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,286	946	1,286	946
Restricted stock units and stock options surrendered for withholding taxes payable	94	51	286	161

IIIN – E

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